Exhibit 99.1

SEGMENT REPORTING

Prior to the acquisition of MPG on April 6, 2017, we operated in one reportable segment: the manufacture, engineer, design and validation of driveline systems and related components and chassis modules for light trucks, sport utility vehicles (SUVs), crossover vehicles, passenger cars and commercial vehicles. Subsequent to the acquisition of MPG, our business was organized into four business units, each representing a reportable segment under ASC 280 Segment Reporting. The four segments are Driveline, Metal Forming, Powertrain and Casting. The results of each segment are regularly reviewed by the chief operating decision maker to assess the performance of the segment and make decisions regarding the allocation of resources to the segments.
We use Segment Adjusted EBITDA as the measure of earnings to assess the performance of each segment and determine the resources to be allocated to the segments. Segment Adjusted EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization for our reportable segments, excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs and non-recurring items.
In accordance with the guidance in ASC 280, we must retrospectively report our segment results for fiscal years 2014 through 2016. During this time, we had no operations in what is now our Powertrain and Casting business units. The following tables represent information by reportable segment for our Driveline and Metal Forming business units as of December 31, 2016 and 2015, and for the years ended, December 31, 2016, 2015 and 2014:

	Year Ended December 31, 2016
	Driveline	Metal Forming	Corporate and Eliminations	Total
Sales	$3,735.6	$552.2	-	$4,287.8
Less: intersegment sales	4.9	334.9	-	339.8
Net external sales	$3,730.7	$217.3	-	3,948.0

Segment adjusted EBITDA	$515.8	$103.6	-	$619.4

Depreciation and amortization	$160.8	$24.1	$16.9	$201.8

Capital expenditures	$159.0	$22.9	$41.1	$223.0

Total assets	$2,183.9	$410.3	$829.7	$3,423.9

	Year Ended December 31, 2015
	Driveline	Metal Forming	Corporate and Eliminations	Total
Sales	$3,690.0	$560.1	-	$4,250.1
Less: intersegment sales	1.8	345.2	-	347.0
Net external sales	$3,688.2	$214.9	-	$3,903.1

Segment adjusted EBITDA	$457.4	$113.7	-	$571.1

Depreciation and amortization	$159.1	$23.7	$15.6	$198.4

Capital expenditures	$154.0	$20.9	$18.6	$193.5

Total assets	$2,059.6	$303.5	$815.8	$3,178.9

	Year Ended December 31, 2014
	Driveline	Metal Forming	Corporate and Eliminations	Total
Sales	$3,487.7	$572.3	-	$4,060.0
Less: intersegment sales	21.7	342.3	-	364.0
Net external sales	$3,466.0	$230.0	-	$3,696.0

Segment adjusted EBITDA	$410.8	$101.2	-	$512.0

Depreciation and amortization	$159.8	$24.8	$15.3	$199.9

Capital expenditures	$151.1	$24.1	$31.3	$206.5

Assets included in the Corporate and Eliminations column in the table above represent AAM corporate assets, as well as eliminations of intercompany assets.
The following table represents a reconciliation of Segment adjusted EBITDA to consolidated income before income taxes for the years ended December 31, 2016, 2015 and 2014:
	Year Ended December 31,
	2016	2015	2014
Segment adjusted EBITDA	$619.4	$571.1	$512.0
Interest expense	(93.4)	(99.2)	(99.9)
Depreciation and amortization	(201.8)	(198.4)	(199.9)
Restructuring and acquisition-related costs	(26.2)	-	-
Other special charges	1.0	-	(35.5)
Debt refinancing and redemption costs	-	(0.8)	-
Income before income taxes	$299.0	$272.7	$176.7